Exhibit 5.3

Faegre Baker Daniels LLP
3200 Wells Fargo Center 1700 Lincoln Street

Denver Colorado 80203-4532
Phone +1 303 607 3500
Fax +1 303 607 3600

August 20, 2014

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall, Suite 200
San Diego, CA 92121

Re:                             Colorado subsidiaries of Kratos Defense & Security Solutions, Inc.

Ladies and Gentlemen:

We have acted as Colorado counsel to Henry Bros. Electronics, Inc. and Real Time Logic, Inc., each a Colorado corporation (collectively, the “Colorado Guarantors”), in connection with the Registration Statement on Form S-4 filed on August 20, 2014 (the “Registration Statement”) filed by Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”) and the additional registrants named therein (including the Colorado Guarantors) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $625,000,000 of the Company’s 7.000% Senior Secured Notes due 2019 (the “Exchange Notes”), which are being registered under the Securities Act, for an equal principal amount of the Company’s outstanding 7.000% Senior Secured Notes due 2019 (the “Unregistered Notes”).

The Unregistered Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of May 14, 2014 (the “Indenture”), between the Company, the subsidiary guarantors named therein (the “Guarantors”) and Wilmington Trust, National Association, as Trustee.  The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.

In connection with the opinion set forth below, we have examined (i) the Registration Statement; (ii) the Indenture; (iii) the articles of incorporation and the bylaws of each of the Colorado Guarantors, as certified to us by the secretary of each Colorado Guarantor on May 14, 2014; and (iv) certain resolutions adopted by the Board of Directors of each of the Colorado Guarantors, as certified to us by the secretary of each Colorado Guarantor on May 14, 2014.  We also have made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed.  With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Colorado Guarantors and other sources believed by us to be responsible.  In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us; and (iii) that the documents certified to us by the secretary of each Colorado Guarantor on May 14, 2014 have not been modified, amended or revoked.

With respect to our opinion at paragraph 1 below, we are relying solely on our review and examination of good standing certificates issued by the Colorado Secretary of State on August 18, 2014, without further investigation of the corporate records of the Colorado Guarantors.

Based upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that:

1.                                      Each Colorado Guarantor is validly existing as a corporation and in good standing under the laws of the State of Colorado.

2.                                      The Indenture has been duly authorized, executed and delivered by each of the Colorado Guarantors.

3.                                      The Guarantees have been duly authorized by each of the Colorado Guarantors.

The opinions expressed herein are limited to the laws of the State of Colorado.  We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving these consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We understand that DLA Piper LLP (US) intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Charles Bybee
Charles D. Bybee